Exhibit 99.1
Repros Therapeutics Inc. Announces Amendment to NIH License Agreement
The Woodlands, Texas — July 8, 2009. Repros Therapeutics, Inc. (Nasdaq Global Market: RPRX) (“Repros” or the “Company”) today announced that it entered into the Sixth Amendment to its Agreement (the “Agreement”) with the National Institutes of Health (“NIH”) (the “Amendment”) relating to the Company’s lead product Proellex. The Amendment clarified that certain cancers related to the human reproductive system are within the scope of the licensed field, amended the development and commercialization benchmarks that the Company is required to meet under the Agreement and added or modified certain milestone payments due to NIH on the achievement of certain benchmarks.
Most significantly, the Amendment revised the dates by which certain development and commercialization benchmarks must be met. These revisions include an extension of the date by which the Company is required to submit to the Food and Drug Administration a new drug application (“NDA”) covering a licensed product in the United States for a first indication from June 30, 2009 to June 30, 2011. Notwithstanding this extension, as previously reported, Repros remains committed to its target date for an initial submission of an NDA for Proellex in the second half of 2010.
In addition, under the Amendment, the Company is required to obtain financing, upfront licensing consideration, or any combination thereof, of no less than a combined total of $6,000,000 by September 30, 2009. The Amendment also (1) extended the dates by which certain other benchmarks must be met, including benchmarks relating to filing for approval of a licensed product in Europe and Japan, the filing of an NDA for a licensed product in a second indication in the United States, and the application for regulatory approval for a licensed product in a second indication in Europe and Japan, and (2) added benchmarks relating to initiation of Phase 3 clinical trials in Europe and Japan for a licensed product in a second indication. Failure to meet these benchmarks could result in modification or termination of the Agreement. The Company is obligated to pay NIH an amendment issue royalty in the amount of $100,000 in connection with the Amendment.
A copy of the Amendment will be filed as an Exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission and the foregoing summary of certain terms of the Amendment is qualified in its entirety by reference to the actual Amendment.
About Repros Therapeutics
Repros focuses on the development of oral small molecule drugs for major unmet medical needs associated with male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine
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fibroids. There is no currently approved orally administered drug for the long-term treatment of uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA related to the submission of a new investigational new drug application (“IND”) to the Division of Metabolic and Endocrine Products (“DMEP”) for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to achieve any of the benchmarks contained in the Agreement or the Amendment, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical trials and the accuracy or results of such trials, the timing of submission of NDAs, limited patient populations of clinical trials to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Dr. Paul Lammers
President
(713) 294-2380